News Release

For Immediate Release

Company Contact:

Jerry D. Cash, Chairman and Chief Executive Officer

David E. Grose, Chief Financial Officer

Phone: (405) 488-1304

Website: www.qrcp.net

Quest Resource Announces Year-End 2006 Results

Replaces 616% of 2006 Production; Increases Reserves 47%

OKLAHOMA CITY – (Business Wire) – March 19, 2007 – Quest Resource Corporation (NASDAQ: QRCP), the largest operating company in the Cherokee basin, provided today an update on its financial results for the year-ended December 31, 2006. The Company provided selected financial and operating data below in a comparative format for the years ended December 31, 2006 and 2005.

SELECT FINANCIAL AND OPERATING DATA

For the Years Ended December 31, 2006 and 2005

(Dollars in thousands, except per share data)

	Years Ended December 31,
	2006	2005
Total Revenue	$60,251	$48,893
Net Income (Loss)	(48,234)	(31,941)
Net Income (Loss) Per Share Basic	(2.19)	(3.81)
Net Income (Loss) Per Share Diluted	(2.19)	(3.81)
Operating Income (Loss)	(41,788)	(966)
Operating Income (Loss) Per Share Diluted	(1.89)	(0.12)
EBITDA (1)	16,956	21,233
EBITDA Per Share Diluted (1)	$0.77	$2.53

Weighted Average Shares Outstanding Basic	22,100,753	8,390,092
Weighted Average Shares Outstanding Diluted	22,100,753	8,390,092

Wells Drilled	622	99
Wells Recompleted	125	205
Wells Connected	638	233
Pipeline Miles	392	120
Well Completion %	99%	98%
Capital Expenditures (2)	$172,617	$41,442

____

(1) A reconciliation of Net Income to EBITDA follows this news release.

(2) Capital expenditures represent cash transactions - excludes $6.0 million for other assets and $26.1 million for the purchase of Class A units in Quest Cherokee, LLC from ArcLight Energy Partners Fund I, L.P., through its wholly-owned subsidiary, Cherokee Energy Partners, LLC (collectively, “ArcLight”), in November 2005.

The Company’s Form 10-K was filed with the U.S. Securities and Exchange Commission on March 16, 2006.

Quest Resource also reported that proved reserves at year-end 2006 totaled approximately 198.0 billion cubic feet of gas equivalents (bcfe), an increase of more than 47% from year-end 2005 proved reserves of approximately 134.5 bcfe, even though there was a $3.24/mcf drop in the gas prices used to compute reserves from year-end 2005 to year-end 2006. Proved developed reserves increased to more than 60% of total proved reserves at year-end 2006 versus approximately 53% at year-end 2005. Organic growth in the Cherokee basin accounted for 100% of the total reserve additions of approximately 75.8 bcfe which replaced more than 600% of the Company’s record production during 2006 of approximately 12.3 bcfe. Excluding pipeline infrastructure expenditures, capital expenditures during the year of $106 million resulted in a finding and development cost of approximately $1.40 per million cubic feet of gas equivalents (mmcfe).

“During 2006, we successfully executed on our low-risk exploitation program in the Cherokee basin resulting in record annual production and year-end reserves,” said Jerry Cash, chairman and chief executive officer of Quest Resource. “We have identified nearly 200 bcfe of additional potential resources in the basin which we believe will provide many years of future production and reserve growth for the company. We expect continued growth in 2007 from our planned 550-well drilling program in the Cherokee basin. This reduced level of activity will enable the Company to fund a larger percentage of capital expenditures from operating cash flow. We intend to operate within our cash flow on a five-year plan basis.”

Average net daily production volume for 2006 totaled approximately 33.7 mmcfe and is projected to increase approximately 42% to 48% into the range of 48 to 50 mmcfe (net) average per day in 2007. Production volumes for 2007 are anticipated to increase steadily throughout the year as new wells are connected and the company expects to exit the year at a net daily rate of nearly 60 mmcfe.

Conference Call

Quest will host a conference call to discuss 2006 year-end operating and financial results this morning at 11:00 a.m. Eastern time. There will be a question and answer period following the presentation.

Call:	866-322-9730 (US/Canada) and 706-679-6054 (International)
Passcode 3115729

Internet:	Live and rebroadcast over the Internet: simply log on to www.qrcp.net

Replay:	Available through March 21, 2007 at 800-642-1687 (US/Canada) and 706-645-9291 (International) using passcode 3115729 and at www.qrcp.net

About Quest Resource Corporation

Quest Resources is the largest producer of natural gas in the Cherokee basin, which is located in southeast Kansas and northeast Oklahoma. The Company is a fully integrated E&P company, operating more than 1,650 producing wells which produce into its controlled 1,600+ -

mile gathering and transportation pipeline system. At year-end 2006, Quest had approximately 1,760 locations in its drilling inventory. For more information, visit the Quest Resource website at www.qrcp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carryout the Company’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest’s filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

Reconciliation of Net Income to EBITDA

EBITDA, which is Earnings before interest, income taxes and depreciation, depletion and amortization expense, is presented because it is used by us for, among other things, determining compliance with certain bank covenants, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

Reconciliation of Net Income to EBITDA

For the Years Ended December 31, 2006 and 2005

(Amounts in thousands)

	Years Ended December 31,
	2006	2005
Net Income (Loss)	$(48,234)	$(31,941)
Interest Expense, Net	23,090	26,307
Income Tax Expense	—	—
Depreciation, Depletion & Amortization Expense	28,025	22,199
Change in Derivative Fair Value	(16,644)	4,668
Provision for impairment of gas properties	30,719	—
EBITDA	$16,956	$21,233